Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES CLOSING OF GEOKINETICS ASSET ACQUISITION AND CONVERSION OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK

July 25, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW), or SAE, today announced that its indirect wholly owned subsidiary SAExploration Acquisitions (U.S.), LLC (“Acquisitions Sub”) has completed the previously announced acquisition of substantially all of the assets of Geokinetics, Inc. (“GEOK”), including equipment and machinery, seismic processing software and equipment and certain contracts with large exploration and production companies.

In connection with closing of the acquisition, SAE amended and restated its existing credit facilities and Acquisitions Sub entered into a new acquisition credit facility of approximately $23.4 million in aggregate principal amount of borrowings, secured by the acquired assets of GEOK, to fund the acquisition and to pay related transaction costs.

Furthermore, SAE also announced today its receipt of consent from holders of 77.3% of its 8.0% Cumulative Perpetual Series A Preferred Stock, par value $0.0001 per share (the “Series A preferred stock”), to convert the Series A preferred stock into shares of SAE’s common stock on September 5, 2018 pursuant to the terms of the Certificate of Designations of 8.0% Cumulative Perpetual Series A Preferred Stock (the “Certificate of Designations”) (or, in the case of certain eligible holders, warrants). Holders eligible to elect to receive warrants in lieu of shares of common stock pursuant to the Certificate of Designations must make such election by 5:00 p.m. New York City time on September 3, 2018. Holders not making a warrant election do not need to take any action. As of July 24, 2018, SAE had 32,789 shares of Series A preferred stock outstanding.

On September 5, 2018, each outstanding share of Series A preferred stock will automatically convert into 3,271.4653 shares of common stock, or, if a warrant election is made, 3,271.4653 conversion warrants (with shares of common stock or warrants, as applicable, issued in whole integral multiples, rounded down in lieu of any fractional shares or warrants, as applicable). The number of shares of common stock and warrants issuable on conversion was determined as set forth in the Certificate of Designations. SAE anticipates that it will issue approximately 109 million new shares upon conversion of the Series A preferred stock, subject to the rights of certain holders to receive warrants in lieu of shares of common stock.

Upon conversion, the Series A preferred stock will no longer be outstanding and all rights with respect to the Series A preferred stock will cease and terminate following receipt of the number of whole shares of common stock or warrants, as applicable, issuable upon conversion of the Series A preferred stock.

SAE intends to host an investor conference call to discuss the transaction and provide a comprehensive update regarding its future business plan and related developments in conjunction with its second quarter earnings

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call for the period ended June 30, 2018. The Company expects to host the investor conference call on or around August 9, 2018. Additional details regarding the investor conference call, along with any related investor materials, will be disclosed at a later date.

About SAExploration Holdings, Inc.

SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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